Exhibit 99.1

Company Contact Pam Scott VP, Corporate Communications 509-777-6393 509-570-4610 Pam.Scott@redlion.com

RLHC Appoints Jim Bell as Chief Financial Officer

Bell Brings Significant Consumer Public Company Experience to RLHC

Spokane, Wash., Oct. 14, 2014 – RLHC (NYSE: RLH) announced today it has appointed Jim Bell as Executive Vice President and Chief Financial Officer. Bell will join the company on Oct. 29, 2014.

“Jim brings the right mix of experience managing finance and strategic planning functions at a number of public companies in the consumer sector,” said RLHC President and Chief Executive Officer Greg Mount. We are confident that he will play a pivotal role in achieving our growth objectives. His knowledge and expertise will be a tremendous benefit as we execute our national expansion.”

Bell joins RLHC from Coldwater Creek, where he was most recently Interim President and Chief Executive Officer, having also served as Chief Operating Officer and Chief Financial Officer. In addition to leading the finance and accounting functions there, since 2010 Bell led the real estate development efforts and information technology, as well as several strategic supply chain and e-commerce initiatives.

“This is an ideal opportunity to join a well-regarded Pacific Northwest company that has begun to execute an impressive national growth strategy,” said Jim Bell. “I look forward to working with the strong executive team to bring the rich legacy of the Red Lion brands to guests across the country.”

Prior to his experience at Coldwater Creek, Bell was Senior Vice President of Finance and Planning for Harry & David Holdings, Inc., where he was responsible for forecasting, SEC reporting, mergers and acquisitions and investor relations. Previously, he worked for Gap, Inc., as Senior Director of Finance where he collaborated on and implemented strategic growth plans. Earlier in his career, Bell was a Vice President in Piper Jaffray’s investment banking division.

Bell has an MBA in Finance and Accounting from University of Maryland. Previously, he earned an Economics degree from the U.S. Naval Academy before beginning his career by serving for nearly a decade as a U.S. Naval Officer, where he led a flight crew in global operations as a Naval Flight Officer.

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels. The company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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